Exhibit 99

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

of Quaker Chemical Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Quaker Chemical Corporation and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of Quaker Chemical Corporation’s Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests as of January 1, 2009. As discussed in Notes 1, 15 and 22 to the consolidated financial statements, the Company changed the manner in which it accounts for earnings per share as of January 1, 2009. As discussed in Note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertainty in income taxes in 2007. As discussed in Note 12 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit pension and other postretirement plans effective December 31, 2006.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, PA

March 5, 2009 except for Note 1, “Reclassifications and Retrospective Adjustments,” Note 15, “Earnings Per Share” and Note 22, “Quarterly Results” as to which date is November 23, 2009.

QUAKER CHEMICAL CORPORATION

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)
Net sales	$581,641	$545,597	$460,451

Costs and expenses:
Cost of goods sold	418,580	377,661	317,850
Selling, general, and administrative expenses	136,697	139,429	120,969
Restructuring and related activities	2,916	—	—
CEO transition costs	3,505	—	—
Environmental charges	—	3,300	—

	561,698	520,390	438,819

Operating income	19,943	25,207	21,632
Other income, net	1,095	2,578	1,259
Interest expense	(5,509)	(6,426)	(5,520)
Interest income	1,100	1,376	1,069

Income before taxes and equity in net income of associated companies	16,629	22,735	18,440
Taxes on income	4,977	6,668	6,224

Income before equity in net income of associated companies	11,652	16,067	12,216
Equity in net income of associated companies	388	783	773

Net income	12,040	16,850	12,989
Less: Net income attributable to noncontrolling interest	908	1,379	1,322

Net income attributable to Quaker Chemical Corporation	$11,132	$15,471	$11,667

Earnings per common share data:
Net income attributable to Quaker Chemical Corporation Common shareholders — basic	$1.06	$1.53	$1.18
Net income attributable to Quaker Chemical Corporation Common shareholders — diluted	$1.05	$1.52	$1.18

The accompanying notes are an integral part of these consolidated financial statements.

QUAKER CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEET

	December 31,
	2008	2007
	(In thousands, except par value and share amounts)
ASSETS
Current assets
Cash and cash equivalents	$20,892	$20,195
Construction fund (restricted cash)	8,281	—
Accounts receivable, net	98,702	118,135
Inventories, net	57,419	60,738
Deferred income taxes	4,948	4,042
Prepaid expenses and other current assets	10,584	10,391

Total current assets	200,826	213,501

Property, plant and equipment, net	60,945	62,287
Goodwill	40,997	43,789
Other intangible assets, net	6,417	7,873
Investments in associated companies	7,987	7,323
Deferred income taxes	34,179	30,257
Other assets	34,088	34,019

Total assets	$385,439	$399,049

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$4,631	$4,288
Accounts payable	48,849	65,202
Dividends payable	2,492	2,178
Accrued compensation	7,741	17,287
Accrued pension and postretirement benefits	7,380	1,726
Other current liabilities	12,771	15,670

Total current liabilities	83,864	106,351

Long-term debt	84,236	78,487
Deferred income taxes	7,156	7,583
Accrued pension and postretirement benefits	37,638	30,699
Other non-current liabilities	42,670	41,023

Total liabilities	255,564	264,143
Commitments and contingencies	—	—
Shareholders’ equity
Common stock, $1 par value; authorized 30,000,000 shares; Issued: 2008-10,833,325 shares, 2007-10,147,239 shares	10,833	10,147
Capital in excess of par value	25,238	10,104
Retained earnings	117,089	115,767
Accumulated other comprehensive loss	(27,237)	(5,625)

Total Quaker shareholders’ equity	125,923	130,393
Noncontrolling interest	3,952	4,513

Total shareholders’ equity	129,875	134,906

Total liabilities and shareholders’ equity	$385,439	$399,049

The accompanying notes are an integral part of these consolidated financial statements.

QUAKER CHEMICAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Cash flows from operating activities
Net income	$12,040	$16,850	$12,989
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,879	11,686	10,136
Amortization	1,177	1,197	1,427
Equity in net income of associated companies, net of dividends	(275)	(219)	(348)
Deferred income taxes	1,014	(354)	404
Uncertain tax positions (non-deferred portion)	211	1,577	—
Deferred compensation and other, net	819	(85)	(507)
Stock-based compensation	3,901	1,550	857
Restructuring and related activities	2,916	—	—
Environmental charges	—	3,300	—
(Gain) Loss on disposal of property, plant and equipment	(10)	(40)	34
Insurance settlement realized	(1,556)	(1,854)	(544)
Pension and other postretirement benefits	(3,527)	(3,596)	(4,247)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	15,582	(4,093)	(8,947)
Inventories	(73)	(5,182)	(4,146)
Prepaid expenses and other current assets	(181)	122	(140)
Accounts payable and accrued liabilities	(27,892)	7,612	5,440
Change in restructuring liabilities	(749)	—	(4,033)
Estimated taxes on income	(885)	(970)	(192)

Net cash provided by operating activities	13,391	27,501	8,183

Cash flows from investing activities
Capital expenditures	(11,742)	(9,165)	(12,379)
Payments related to acquisitions	(1,859)	(2,373)	(1,684)
Proceeds from disposition of assets	177	259	64
Insurance settlement received and interest earned	5,306	5,705	7,836
Change in restricted cash, net	(12,031)	(3,851)	(7,292)

Net cash used in investing activities	(20,149)	(9,425)	(13,455)

Cash flows from financing activities
Proceeds from short-term debt	—	2,250	1,897
Net increase (decrease) in short-term borrowings	743	(3,198)	(3,384)
Proceeds from long-term debt	10,000	—	15,283
Repayment of long-term debt	(3,401)	(8,345)	(940)
Dividends paid	(9,503)	(8,654)	(8,444)
Stock options exercised, other	11,919	3,309	1,235
Distributions to minority shareholders	(404)	(1,265)	(1,490)

Net cash provided by (used in) financing activities	9,354	(15,903)	4,157

Effect of exchange rate changes on cash	(1,899)	1,960	1,056
Net increase (decrease) in cash and cash equivalents	697	4,133	(59)
Cash and cash equivalents at beginning of the period	20,195	16,062	16,121

Cash and cash equivalents at end of the period	$20,892	$20,195	$16,062

Supplemental cash flow disclosures
Cash paid during the year for:
Income taxes	$4,561	$6,819	$6,315
Interest	5,314	5,716	4,944
Non-cash activities:
Restricted insurance receivable (See also Note 19 of Notes to Consolidated Financial Statements)	$5,000	$5,000	$7,500

The accompanying notes are an integral of these consolidated financial statements

QUAKER CHEMICAL CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Common stock	Capital in excess of par value	Retained earnings	Accumulated other comprehensive loss	Noncontrolling Interest	Comprehensive Income (Loss)	Total
Balance at December 31, 2005	$9,726	$3,574	$111,317	$(18,710)	$6,609		$112,516
Net income	—	—	11,667	—	1,322	$12,989
Currency translation adjustments	—	—	—	7,396	368	7,764
Minimum pension liability	—	—	—	1,250	—	1,250
Current period changes in fair value of derivatives	—	—	—	155	—	155
Unrealized gain on available-for-sale securities	—	—	—	143	—	143

Comprehensive income	—	—	—	—	—	22,301	22,301

Comprehensive loss attributable to noncontrolling interest						(1,690)

Comprehensive income attributable to Quaker Chemical Corporation						20,611

Adjustment to initially apply FASB Statement No. 158	—	—	—	(9,293)	—		(9,293)
Purchase of certain remaining noncontrolling interests					(1,619)		(1,619)
Dividends ($0.86 per share)	—	—	(8,486)	—	—		(8,486)
Dividends paid to noncontrolling interests	—	—	—	—	(2,645)		(2,645)
Shares issued upon exercise of options	104	942	—	—	—		1,046
Shares issued for employee stock purchase plan	11	178	—	—	—		189
Equity-based compensation plans	85	772	—	—	—		857

Balance at December 31, 2006	9,926	5,466	114,498	(19,059)	4,035		114,866
Net income	—	—	15,471		1,379	16,850
Currency translation adjustments	—	—	—	10,861	364	11,225
FASB Statement No. 158:
Net gain (loss) arising during the period, other	—	—	—	2,555	—	2,555
Amortization of actuarial (gain) loss	—	—	—	1,049	—	1,049
Amortization of prior service cost (credit)	—	—	—	(11)	—	(11)
Amortization of initial net asset	—	—	—	(138)	—	(138)
Current period changes in fair value of derivatives	—	—	—	(799)	—	(799)
Unrealized gain on available-for-sale securities	—	—	—	(83)	—	(83)

Comprehensive income	—	—	—	—	—	30,648	30,648

Comprehensive loss attributable to noncontrolling interest						(1,743)

Comprehensive income attributable to Quaker Chemical Corporation						28,905

Adjustment to initially apply FIN 48	—	—	(5,503)	—	—		(5,503)
Dividends ($0.86 per share)	—	—	(8,699)	—	—		(8,699)
Dividends paid to noncontrolling interests	—	—	—	—	(1,265)		(1,265)
Shares issued upon exercise of options	170	2,909	—	—	—		3,079
Shares issued for employee stock purchase plan	12	218	—	—	—		230
Equity-based compensation plans	39	1,511	—	—	—		1,550

Balance at December 31, 2007	10,147	10,104	115,767	(5,625)	4,513		134,906
Net income	—	—	11,132		908	12,040
Currency translation adjustments	—	—	—	(10,110)	(1,065)	(11,175)
FASB Statement No. 158:
Net gain (loss) arising during the period, other	—	—	—	(10,238)	—	(10,238)
Amortization of actuarial (gain) loss	—	—	—	888	—	888
Amortization of prior service cost (credit)	—	—	—	(477)	—	(477)
Amortization of initial net asset	—	—	—	(148)	—	(148)
Current period changes in fair value of derivatives	—	—	—	(1,302)	—	(1,302)
Unrealized gain on available-for-sale securities	—	—	—	(255)	—	(255)

Comprehensive loss	—	—	—	—	—	(10,667)	(10,667)

Comprehensive income attributable to noncontrolling interest						157

Comprehensive loss attributable to Quaker Chemical Corporation						(10,510)

Effects of adjustment to apply change of measurement date provisions of FASB Statement No. 158:
Service cost, interest cost and expected return on plan assets for Dec 1, 2007 – December 31, 2007, net of tax	—	—	7	—	—		7
Amortization of prior service cost for December 1, 2007 December 31, 2007, net of tax	—	—	—	30	—		30
Dividends ($0.92 per share)	—	—	(9,817)	—	—		(9,817)
Dividends paid to noncontrolling interests	—	—	—	—	(404)		(404)
Shares issued upon exercise of options	590	11,066	—	—	—		11,656
Shares issued for employee stock purchase plan	13	250	—	—	—		263
Equity-based compensation plans	83	3,818	—	—	—		3,901

Balance at December 31, 2008	$10,833	$25,238	$117,089	$(27,237)	$3,952		$129,875

The accompanying notes are an integral part of these consolidated financial statements

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands except per share amounts)

Note 1—Significant Accounting Policies

Principles of consolidation: All majority-owned subsidiaries are included in the Company’s consolidated financial statements, with appropriate elimination of intercompany balances and transactions. Investments in associated (less than majority-owned) companies are accounted for under the equity method. The Company’s share of net income or losses of investments is included in the consolidated statement of income. The Company periodically reviews these investments for impairments and, if necessary, would adjust these investments to their fair value when a decline in market value is deemed to be other than temporary.

In January 2003, the Financial Accounting Standards Board (“FASB”), issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Certain Variable Interest Entities, (“VIEs”), which is an interpretation of Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements.” FIN 46, as revised by FIN 46 (revised December 2003), addresses the application of ARB No. 51 to VIEs, and generally would require that assets, liabilities and results of the activities of a VIE be consolidated into the financial statements of the enterprise that is considered the primary beneficiary. The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained and would include any VIEs if the Company was the primary beneficiary pursuant to the provisions of FIN 46 (revised December 2003).

Reclassifications and Retrospective Adjustments: These consolidated financial statements include certain retrospective adjustments and reclassifications that have been made to the consolidated financial statements that were filed on March 5, 2009 by the Company in its Annual Report on Form 10-K for the year ended December 31, 2008, including:

•

These consolidated financial statements have been retrospectively adjusted for the adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”),” as described below in Recently Issued Accounting Standards.

•

The consolidated financial statements have retrospectively adjusted for the adoption of FASB Staff Position, FSP EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” as described below in Recently Issued Accounting Standards.

•	Certain reclassifications of prior years’ data have been made to improve comparability.

Translation of foreign currency: Assets and liabilities of non-U.S. subsidiaries and associated companies are translated into U.S. dollars at the respective rates of exchange prevailing at the end of the year. Income and expense accounts are translated at average exchange rates prevailing during the year. Translation adjustments resulting from this process are recorded directly in shareholders’ equity and will be included in income only upon sale or liquidation of the underlying investment. All non-U.S. subsidiaries use their local currency as its functional currency.

Cash and cash equivalents: The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Inventories: Inventories are valued at the lower of cost or market value. Inventories are valued using the first-in, first-out (“FIFO”) method. See also Note 8 of Notes to Consolidated Financial Statements.

Long-lived assets: Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method on an individual asset basis over the following estimated useful lives: buildings and improvements, 10 to 45 years; and machinery and equipment, 3 to 15 years. The carrying value of long-lived assets is periodically evaluated whenever changes in circumstances or current events indicate the carrying amount of such assets may not be recoverable. An estimate of undiscounted cash flows produced by the asset, or the appropriate group of assets, is compared with the carrying value to determine whether an impairment exists. If necessary, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. Fair value is based on current and anticipated future undiscounted cash flows. Upon sale or other dispositions of long-lived assets, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposals is recorded to income. Expenditures for renewals and betterments, which increase the estimated useful life or capacity of the assets, are capitalized; expenditures for repairs and maintenance are expensed when incurred.

Capitalized software: The Company applies the Accounting Standards Executive Committee Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” This SOP requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. In connection with the implementation of the Company’s global transaction system, approximately $1,230 and $1,685 of net costs were capitalized at December 31, 2008 and 2007, respectively. These costs are amortized over a period of five years once the assets are placed into service.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

Goodwill and other intangible assets: On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” The standard requires that goodwill and indefinite-lived intangible assets no longer be amortized. In addition, goodwill and indefinite-lived intangible assets are tested for impairment at least annually. These tests will be performed more frequently if there are triggering events. Definite-lived intangible assets are amortized over their estimated useful lives, generally for periods ranging from 5 to 20 years. The Company continually evaluates the reasonableness of the useful lives of these assets. See also Note 18 of Notes to Consolidated Financial Statements.

Revenue recognition: The Company recognizes revenue in accordance with the terms of the underlying agreements, when title and risk of loss have been transferred, collectability is reasonably assured, and pricing is fixed or determinable. This generally occurs for product sales when products are shipped to customers or, for consignment arrangements, upon usage by the customer and when services are performed. License fees and royalties are recognized in accordance with agreed-upon terms, when performance obligations are satisfied, the amount is fixed or determinable, and collectability is reasonably assured, and are included in other income. As part of the Company’s chemical management services, certain third-party product sales to customers are managed by the Company. Where the Company acts as principal, revenues are recognized on a gross reporting basis at the selling price negotiated with customers. Where the Company acts as an agent, such revenue is recorded using net reporting as service revenues, at the amount of the administrative fee earned by the Company for ordering the goods. Third-party products transferred under arrangements resulting in net reporting totaled $32,194, $52,702 and $62,777 for 2008, 2007 and 2006, respectively.

Research and development costs: Research and development costs are expensed as incurred. Research and development expenses are included in selling, general and administrative expenses, and during 2008, 2007 and 2006 were $16,877, $14,608 and $12,989, respectively.

Concentration of credit risk: Financial instruments, which potentially subject the Company to a concentration of credit risk, principally consist of cash equivalents, short-term investments, and trade receivables. The Company invests temporary and excess funds in money market securities and financial instruments having maturities typically within 90 days. The Company has not experienced losses from the aforementioned investments. See also Note 7 of Notes to Consolidated Financial Statements.

Environmental liabilities and expenditures: Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. If no amount in the range is considered more probable than any other amount, the Company records the lowest amount in the range in accordance with generally accepted accounting principles. Accrued liabilities are exclusive of claims against third parties and are not discounted. Environmental costs and remediation costs are capitalized if the costs extend the life, increase the capacity or improve safety or efficiency of the property from the date acquired or constructed, and/or mitigate or prevent contamination in the future.

Comprehensive income (loss): The Company presents comprehensive income (loss) in its Statement of Shareholders’ Equity. The components of accumulated other comprehensive loss at December 31, 2008 include: accumulated foreign currency translation adjustments of $2,547, minimum pension liability of $(27,737), unrealized holding losses on available-for-sale securities of $(29), and the fair value of derivative instruments of $(2,018). The components of accumulated other comprehensive loss at December 31, 2007 include: accumulated foreign currency translation adjustments of $13,264, minimum pension liability of $(18,399), unrealized holding gains on available-for-sale securities of $226, and the fair value of derivative instruments of $(716).

Income taxes and uncertain tax positions: The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”) on January 1, 2007. FIN 48 applies to all income tax positions taken on previously filed tax returns or expected to be taken on a future tax return. FIN 48 prescribes a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion, and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon effective settlement. FIN 48 also requires that the amount of interest expense and income to be recognized related to uncertain tax positions be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized in accordance with FIN 48, including timing differences, and the amount previously taken or expected to be taken in a tax return. The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

Derivatives: The Company uses derivative financial instruments primarily for purposes of hedging exposures to fluctuations in interest rates. The Company does not enter into derivative contracts for trading or speculative purposes. In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, all derivatives are recognized on the balance sheet at fair value. For derivative instruments designated as cash flow hedges, the effective portion of any hedge is reported in Accumulated Other Comprehensive Income (Loss) until it is cleared to earnings during the same period in which the hedged item affects earnings. The Company uses no derivative instruments designated as fair value hedges.

The Company has entered into interest rate swaps in order to fix a portion of its variable rate debt. The swaps had a combined notional value of $40,000 and $35,000 and a fair value of $(3,105) and $(1,102) at December 31, 2008 and December 31, 2007, respectively. The counterparties to the swaps are major financial institutions.

Recently issued accounting standards:

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations (FAS 141(R))” and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, as amendment of ARB No. 51 (FAS 160).” FAS 141(R) will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. Some of the changes, such as the accounting for contingent consideration, will introduce more volatility into earnings. FAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 141(R) will be applied prospectively. FAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of FAS 160 shall be applied prospectively. FAS 141(R) and FAS 160 are effective for fiscal years beginning on or after December 15, 2008. The Company is currently assessing the impact of FAS 141(R) on its financial statements. The financial statements included in this report have been prepared in accordance with FAS 160 and all prior period information has been retrospectively adjusted.

In March 2008, the FASB issued Statement of Financial Accounting Standard No. 161 (“SFAS 161”), “Disclosures about Derivative Instruments and Hedging Activities.” SFAS 161 requires expanded disclosure about the Company’s hedging activities and use of derivative instruments in its hedging activities. SFAS 161 is effective for fiscal years beginning on or after November 15, 2008 and for interim periods within those fiscal years. The Company is currently assessing the impact of this standard on its financial statements.

In June 2008, the FASB issued FASB Staff Position, FSP EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” FSP EITF 03-06-1 changes the way earnings per share is calculated for share-based payments that have not vested. FSP EITF 03-06-1 is effective for fiscal years beginning on or after December 15, 2008 and for interim periods within those fiscal years. The financial statements included in this report have been prepared in accordance with FSP EITF 03-06-1 and all prior period information has been retrospectively adjusted.

In October 2008, the FASB issued FASB Staff Position FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP 157-3”).” FSP 157-3 clarifies the application of SFAS 157, which the Company adopted as of January 1, 2008, in cases where a market is not active. The Company has considered the guidance provided by FSP 157-3 in its determination of estimated fair values as of December 31, 2008, and the impact was not material.

Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingencies at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from such estimates.

Note 2—Out-of-Period Adjustments

During the third quarter of 2007, the Company identified errors of a cumulative $993 overstatement of its consolidated income tax expense for the years 2004, 2005 and 2006. These errors were related to the deferred tax accounting for the Company’s foreign pension plans and intangible assets regarding one of the Company’s 2002 acquisitions. The Company corrected these errors in the third quarter 2007, which had the effect of reducing tax expense by $993, and increasing net income by $993 for the three and nine-month periods ended September 30, 2007. The Company does not believe this adjustment is material to the consolidated financial statements for the years ended December 31, 2004, 2005, 2006 or 2007 and, therefore, has not restated any prior period amounts.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

Note 3—Restructuring and Related Activities

In the fourth quarter of 2008, Quaker’s management approved a restructuring plan (2008 4th Quarter Program) to reduce operating costs, primarily in North America and Europe. Included in the restructuring plans were provisions for severance for 57 employees. The Company recognized a $2,916 restructuring charge in the fourth quarter of 2008. Employee separation benefits varied depending on local regulations within certain foreign countries and included severance and other benefits. The Company expects to complete the initiatives contemplated under this program during 2009.

The accrued restructuring balance for the 2008 4th Quarter Program, included in other current liabilities and assigned to the Metalworking Process Chemical segment, are as follows:

Employee Separations
2008 4th Quarter Program:
Restructuring charges	$2,916
Payments	(749)
Currency translation	31

December 31, 2008 ending balance	$2,198

In a further effort to reduce operating costs as volume declines continued in the U.S. and Europe and extended to other regions, the Company implemented an additional restructuring program in the first quarter of 2009 which is expected to include provisions for severance for approximately 50 employees totaling approximately $2,500 to $3,000.

Note 4—Fair Value Measures

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), Fair Value Measurement. Subsequently, the FASB issued FASB Staff Positions (“FSP”) 157-1 and FSP 157-2, which provided exceptions to applying the guidance to leasing transactions and to non-recurring nonfinancial assets and liabilities. Effective January 1, 2008, the Company adopted SFAS 157, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Non-recurring nonfinancial assets and nonfinancial liabilities for which the Company has not applied the provisions of SFAS 157 include those measured at fair value in goodwill impairment testing, indefinite lived intangible assets measured at fair value for impairment testing, asset retirement obligations initially measured at fair value, and those initially measured at fair value in a business combination. SFAS 157 establishes a common definition for fair value to be applied to U.S. GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements.

The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

The Company values its interest rate swaps, company-owned life insurance policies and various deferred compensation assets and liabilities at fair value. The Company’s assets and liabilities subject to fair value measurement are as follows (in thousands):

		Fair Value Measurements at December 31, 2008 Using Fair Value Hierarchy
	Fair Value as of December 31, 2008	Level 1	Level 2	Level 3
Assets
Company-owned life insurance	$3,437	$—	$3,437	$—
Company-owned life insurance - Deferred compensation assets	688	—	688	—
Other deferred compensation assets	104	104	—	—

Total	$4,229	$104	$4,125	$—

Liabilities

Deferred compensation liabilities	$1,061	$1,061	$—	$—
Interest rate derivatives	3,105	—	3,105	—

Total	$4,166	$1,061	$3,105	$—

The fair values of Company-owned life insurance (“COLI”) and COLI deferred compensation assets are based on quotes for like instruments with similar credit ratings and terms. The fair values of Other deferred compensation assets and liabilities are based on quoted prices in active markets. The fair values of interest rate derivatives are based on quoted market prices from various banks for similar instruments.

Note 5—Uncertain Tax Positions

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. FIN 48 requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. FIN 48 also provides guidance on derecognition, classification, penalties and interest, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted the provisions of FIN 48, effective January 1, 2007.

As a result of the implementation of FIN 48, the Company recognized a $5,503 increase in reserves for uncertain tax positions. This increase was accounted for as an adjustment to the beginning balance of retained earnings on the balance sheet. Including the cumulative effect increase, at the beginning of 2007, the Company had approximately $8,902 of total gross unrecognized tax benefits. Of this amount, $5,479 (net of the Federal benefit of state taxes and other offsetting taxes) represents the amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate in any future periods. The Company had accrued $592 for penalties and $728 for interest at January 1, 2007.

As of December 31, 2008, the Company’s cumulative liability for gross unrecognized tax benefits was $10,012. The Company had accrued $911 for cumulative penalties and $1,345 for cumulative interest at December 31, 2008.

The Company continues to recognize interest and penalties associated with uncertain tax positions as a component of Taxes on Income in its Consolidated Statement of Income. The Company has recognized $131 for penalties and $239 for interest on its Consolidated Statement of Income for the twelve-month period ended December 31, 2008.

The Company estimates that during the year ended December 31, 2009 it will reduce its cumulative liability for gross unrecognized tax benefits by approximately $400 to $500 due to the expiration of the statute of limitations with regard to certain tax positions. This estimated reduction in the cumulative liability for unrecognized tax benefits does not consider any increase in liability for unrecognized tax benefits with regard to existing tax positions or any increase in cumulative liability for unrecognized tax benefits with regard to new tax positions for the year ended December 31, 2009.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

The Company and its subsidiaries are subject to U.S. Federal income tax, as well as the income tax of various state and foreign tax jurisdictions. Tax years that remain subject to examination by major tax jurisdictions include the Netherlands from 2003, United Kingdom, Brazil, and Italy from 2004, Spain, India, and China from 2005, the United States from 2006, and various domestic state tax jurisdictions from 1993.

During 2008, the Company derecognized several uncertain tax positions due to expiration of the applicable statutes of limitations for certain tax years. As a result, the Company recognized a $1,114 decrease in its cumulative liability for gross unrecognized tax benefits.

The Company was audited by the United Kingdom tax authorities for the tax year 2005. The United Kingdom tax authorities made no adjustments affecting the Company’s uncertain tax positions for the tax year 2005. As a result, the Company recognized a $208 decrease in its cumulative liability for gross unrecognized tax benefits. The Company was audited by the United Kingdom tax authorities for the tax year 2003. The United Kingdom tax authorities made no adjustments affecting the Company’s uncertain tax positions for the tax year 2003. As a result, the Company recognized a $253 decrease in its cumulative liability for gross unrecognized tax benefits for 2008.

The Company was audited in the United States by the Internal Revenue Service for the tax year 2005. The Internal Revenue Service made no adjustments affecting the Company’s uncertain tax positions for the tax year 2005. As a result, the Company recognized a $188 decrease in its cumulative liability for gross unrecognized tax benefits for 2008.

In 2007, the Company was audited by the French tax authorities for tax years 2001 through 2004. The French tax authorities made several adjustments to the Company’s transfer pricing transactions and inter-company charges. As a result, the Company recognized a $381 decrease in its cumulative liability for gross unrecognized tax benefits for 2008.

	Tabular Reconciliation December 31, 2008			Tabular Reconciliation December 31, 2007
Unrecognized tax benefits at January 1	$		$10,861	$		$8,902
Increase unrecognized tax benefits taken in prior periods		—			367
(Decrease) unrecognized tax benefits taken in prior periods		(115)			(510)
Increase—foreign exchange rates		(424)			880

			(539)			737
Increase unrecognized tax benefits taken in current period		1,824			1,333
(Decrease) unrecognized tax benefits taken in current period		—			—
Increase—foreign exchange rates		(48)			95

			1,776			1,428
Increase unrecognized tax benefits due to settlements		—			—
(Decrease) unrecognized tax benefits due to settlements		(1,030)			—
Increase (Decrease)—foreign exchange rates		7			—
(Decrease) in unrecognized tax benefits due to lapse of statute of limitations		(1,114)			(206)
Increase (Decrease)—foreign exchange rates		51			—

			(2,086)			(206)

Unrecognized tax benefits at December 31			$10,012			$10,861

Note 6—Investments in Associated Companies

Investments in associated (less than majority-owned) companies are accounted for under the equity method. Summarized financial information of the associated companies, in the aggregate, is as follows:

	December 31,
	2008	2007
Current assets	$31,673	$28,130
Noncurrent assets	3,972	5,351
Current liabilities	17,558	11,320
Noncurrent liabilities	301	247

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Net sales	$60,407	$51,248	$46,062
Gross margin	20,072	18,660	17,662
Operating income	3,456	3,735	3,920
Net income	806	1,658	1,574

Note 7 —Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and generally do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. Reserves for customers filing for bankruptcy protection are generally established at 75-100% of the amount owed at the filing date, dependent on the Company’s evaluation of likely proceeds from the bankruptcy process. Large and/or financially distressed customers are generally reserved for on a specific review basis while a general reserve is established for other customers based on historical experience. The Company performs a formal review of its allowance for doubtful accounts quarterly. Account balances are charged off against the allowance when the Company feels it is probable the receivable will not be recovered. The Company does not have any off-balance-sheet credit exposure related to its customers. During 2008, the Company’s five largest customers accounted for approximately 28% of its consolidated net sales with the largest customer (Arcelor-Mittal Group) accounting for approximately 10% of consolidated net sales.

At December 31, 2008 and 2007, the Company had gross trade accounts receivable totaling $102,210 and $121,207 with trade accounts receivable greater than 90 days past due of $4,255 and $5,178, respectively. Following are the changes in the allowance for doubtful accounts during the years ended December 31, 2008, 2007 and 2006.

	Balance at Beginning of Period	Charged to Costs and Expenses	Write-Offs Charged to Allowance	Effect of Exchange Rate Changes	Balance at End of Period
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 2008	$3,072	$1,087	$(505)	$(146)	$3,508
Year ended December 31, 2007	$3,185	$41	$(413)	$259	$3,072
Year ended December 31, 2006	$4,066	$—	$(961)	$80	$3,185

Note 8—Inventories

Total inventories comprise:

	December 31,
	2008	2007
Raw materials and supplies	$27,401	$24,447
Work in process and finished goods	30,018	36,291

	$57,419	$60,738

Note 9—Property, Plant and Equipment

Property, plant and equipment comprise:

	December 31,
	2008	2007
Land	$6,447	$6,630
Building and improvements	50,164	50,530
Machinery and equipment	116,398	116,325
Construction in progress	6,556	2,393

	179,565	175,878
Less accumulated depreciation	(118,620)	(113,591)

	$60,945	$62,287

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

The Company leases certain equipment under capital leases in Europe and the U.S., including its manufacturing facility in Tradate, Italy. Gross property, plant, and equipment includes $3,242 and $3,736 of capital leases with $611 and $947 of accumulated depreciation at December 31, 2008 and 2007, respectively. The following is a schedule by years of future minimum lease payments:

For the year ended December 31,
2009	$372
2010	$563
2011	$48
2012	$27
2013	$21
2014 and beyond	$—

Total net minimum lease payments	1,031
Less amount representing interest	(79)

Present value of net minimum lease payments	$952

Note 10—Asset Retirement Obligations

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company adopted the standard as of January 1, 2003 and there was no material impact to the financial statements. In March 2005, the FASB issued its FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB Statement No. 143. The interpretation clarifies that the term conditional asset retirement obligation (“CARO”) as used in SFAS No.143, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. A liability is recorded when there is enough information regarding the timing of the CARO to perform a probability weighted discounted cash flow analysis.

The Company’s CAROs consist primarily of asbestos contained in certain manufacturing facilities and decommissioning costs related to its aboveground storage tanks. In the fourth quarter of 2005, due to a change in facts and circumstances at one of its manufacturing facilities, the Company determined enough information regarding the timing of cash flows was available to record a liability for $250. During 2008 and 2007, the Company accrued interest on this liability, which is included in other non-current liabilities, of $14 and $15 respectively.

Note 11—Taxes on Income

Taxes on income consist of the following:

	Year Ended December 31,
	2008	2007	2006
Current:
Federal	$211	$1,577	$—
State	20	20	21
Foreign	3,732	5,425	5,799

	3,963	7,022	5,820
Deferred:
Federal	355	(951)	792
Foreign	659	597	(388)

Total	$4,977	$6,668	$6,224

The components of earnings (losses) before income taxes were as follows:

	2008	2007	2006
Domestic	$1,960	$(1,259)	$395
Foreign	14,669	23,994	18,045

Total	$16,629	$22,735	$18,440

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

Total deferred tax assets and liabilities are composed of the following at December 31:

	2008		2007
	Current	Non-current	Current	Non-current
Retirement benefits	$2,510	$9,952	$582	$7,771
Allowance for doubtful accounts	455	—	403	—
Restructuring reserve	631	—	—	—
Insurance and litigation reserves	490	467	539	700
Postretirement benefits	—	2,241	—	2,467
Supplemental retirement benefits	—	2,008	—	1,692
Performance incentives	254	416	1,830	1,301
Equity-based compensation	175	848	132	591
Alternative minimum tax carryforward	—	2,092	—	2,092
Vacation pay	433	—	452	—
Insurance settlement	—	7,837	—	6,524
Operating loss carryforward	—	6,074	—	4,908
Foreign tax credit	—	3,827	—	3,237
Deferred compensation	—	—	—	429
Uncertain tax positions	—	3,200	104	2,406
Other	—	445	—	300

	4,948	39,407	4,042	34,418
Valuation allowance	—	(5,228)	—	(4,161)

Total deferred income tax assets, net	$4,948	$34,179	$4,042	$30,257

Depreciation		$1,535		$2,056
Europe pension and other		5,621		5,527

Total deferred income tax liabilities		$7,156		$7,583

The following is a reconciliation of income taxes at the Federal statutory rate with income taxes recorded by the Company for the years ended December 31:

	2008	2007	2006
Income tax provision at the Federal statutory tax rate	$5,820	$7,957	$6,454
State income tax provisions, net	13	13	13
Non-deductible entertainment and business meal expense	192	213	136
Differences in tax rates on foreign earnings and remittances	(132)	(169)	59
Uncertain tax positions	(494)	458	—
Out-of-period adjustment	—	(993)	—
Foreign tax refunds	(460)	(665)	(425)
Miscellaneous items, net	38	(146)	(13)

Taxes on income	$4,977	$6,668	$6,224

At December 31, 2008, the Company domestically had a net deferred tax asset of $15,808 inclusive of alternative minimum tax (AMT) credits of $2,092. Additionally, the Company has foreign tax credit carryovers of $3,827 which have the following expiration dates: $100 in 2012, $763 in 2013, $535 in 2014, $762 in 2016, $1,077 in 2017 and $590 in 2018. A full valuation allowance has been taken against these foreign tax credits. Finally, the Company has foreign tax loss carryforwards of $15,971 of which $355 expires in 2011, $294 in 2013, $3,326 in 2017, $240 in 2020, $1,892 in 2023 and $228 in 2028; the remaining foreign tax losses have no expiration dates. A partial valuation allowance has been established with respect to the tax benefit of these losses for $1,401.

U.S. income taxes have not been provided on the undistributed earnings of non-U.S. subsidiaries because it is the Company’s intention to continue to reinvest these earnings in those subsidiaries to support growth initiatives. U.S. and foreign income taxes that would be payable if such earnings were distributed may be lower than the amount computed at the U.S. statutory rate due to the availability of tax credits. The amount of such undistributed earnings at December 31, 2008 was approximately $65,000. Any income tax liability which might result from ultimate remittance of these earnings is expected to be substantially offset by foreign tax credits.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

Note 12—Pension and Other Postretirement Benefits

The Company maintains various noncontributory retirement plans, the largest of which is in the U.S., covering substantially all of its employees in the U.S. and certain other countries. The plans of the Company’s subsidiaries in The Netherlands and in the United Kingdom are subject to the provisions of SFAS No. 87, “Employers’ Accounting for Pensions.” The plans of the remaining non-U.S. subsidiaries are, for the most part, either fully insured or integrated with the local governments’ plans and are not subject to the provisions of SFAS No. 87. The Company’s U.S. pension plan year ends on November 30. During the first quarter of 2008 and as required by SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” the Company changed the measurement date of its U.S. pension plan from November 30 to December 31 in order to coincide with the Company’s fiscal year end. This change did not have a material impact to the Company’s consolidated financial statements. The measurement date for the Company’s other postretirement benefits is December 31.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”). SFAS 158 requires that employers recognize on a prospective basis the funded status of their defined benefit pension and other postretirement plans on their consolidated balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. SFAS 158 also requires additional disclosures in the Notes to Consolidated Financial Statements, which have been incorporated below.

The following table shows the Company plans’ funded status reconciled with amounts reported in the consolidated balance sheet as of December 31:

	Pension Benefits						Other Postretirement Benefits
	2008			2007			2008	2007
	Foreign	Domestic	Total	Foreign	Domestic	Total	Domestic	Domestic
Change in benefit obligation
Benefit obligation at beginning of year	$48,553	$66,201	$114,754	$46,639	$65,958	$112,597	$9,180	$10,283
Service cost	1,890	925	2,815	1,913	660	2,573	19	25
Interest cost	2,617	3,812	6,429	2,295	3,629	5,924	571	522
Employee contributions	132	—	132	138	—	138	—	—
Amendments	—	768	768	—	—	—	—	—
Benefits paid	(1,263)	(4,659)	(5,922)	(1,296)	(4,422)	(5,718)	(1,328)	(1,207)
Plan expenses and premiums paid	(361)	(175)	(536)	(370)	(80)	(450)	—	—
Actuarial (gain)/loss	(3,520)	(64)	(3,584)	(4,917)	456	(4,461)	1,206	(443)
Translation difference	(4,471)	—	(4,471)	4,151	—	4,151	—	—

Benefit obligation at end of year	$43,577	$66,808	$110,385	$48,553	$66,201	$114,754	$9,648	$9,180

Change in plan assets
Fair value of plan assets at beginning of year	$46,203	$45,741	91,944	$41,160	$40,861	$82,021	$—	$—
Actual return on plan assets	(955)	(11,132)	(12,087)	1,174	3,435	4,609	—	—
Employer contributions	3,414	4,941	8,355	1,359	5,947	7,306	1,328	1,207
Employee contributions	132	—	132	138	—	138	—	—
Benefits paid	(1,263)	(4,659)	(5,922)	(1,296)	(4,422)	(5,718)	(1,328)	(1,207)
Plan expenses and premiums paid	(361)	(175)	(536)	(370)	(80)	(450)	—	—
Translation difference	(3,738)	—	(3,738)	4,038	—	4,038	—	—

Fair value of plan assets at end of year	$43,432	$34,716	$78,148	$46,203	$45,741	$91,944	$—	$—

Funded status	$(145)	$(32,092)	$(32,237)	$(2,350)	$(20,460)	$(22,810)	$(9,648)	$(9,180)
Adjustments for contributions in December	—	—	—	—	1,250	1,250	—	—

Net amount recognized	$(145)	$(32,092)	$(32,237)	$(2,350)	$(19,210)	$(21,560)	$(9,648)	$(9,180)

Amounts recognized in the balance sheet consist of:
Non-current asset/Prepaid benefit cost	$3,133	$—	$3,133	$1,685	$—	$1,685	$—	$—
Current liabilities	(209)	(6,111)	(6,320)	(231)	(495)	(726)	(1,060)	(1,000)
Non-current liabilities	(3,069)	(25,981)	(29,050)	(3,804)	(18,715)	(22,519)	(8,588)	(8,180)

Net amount recognized	$(145)	$(32,092)	$(32,237)	$(2,350)	$(19,210)	$(21,560)	$(9,648)	$(9,180)

Amounts not yet reflected in net periodic benefit costs and included in accumulated other comprehensive income:
Transition asset (obligation)	$194	$—	$194	$401	$—	$401	$—	$—
Prior service credit (cost)	(196)	(813)	(1,009)	(244)	(106)	(350)	26	93
Accumulated gain (loss)	(6,182)	(32,080)	(38,262)	(7,565)	(18,070)	(25,635)	(2,832)	(1,802)

Accumulated other comprehensive income (AOCI)	(6,184)	(32,893)	(39,077)	(7,408)	(18,176)	(25,584)	(2,806)	(1,709)
Cumulative employer contributions in excess of net period benefit cost	6,039	801	6,840	5,058	(1,034)	4,024	(6,842)	(7,471)

Net amount recognized	$(145)	$(32,092)	$(32,237)	$(2,350)	$(19,210)	$(21,560)	$(9,648)	$(9,180)

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

The accumulated benefit obligation for all defined benefit pension plans was $106,798 ($66,326 Domestic, $40,472 Foreign) and $108,324 ($65,722 Domestic, $42,602 Foreign) at December 31, 2008 and 2007, respectively.

Information for pension plans with accumulated benefit obligation in excess of plan assets:

	2008			2007
	Foreign	Domestic	Total	Foreign	Domestic	Total
Projected benefit obligation	$8,154	$66,808	$74,962	$11,944	$66,201	$78,145
Accumulated benefit obligation	7,215	66,326	73,541	10,500	65,722	76,222
Fair value of plan assets	4,875	34,716	39,591	7,909	45,742	53,651

Information for pension plans with a projected benefit obligation in excess of plan assets:

	2008			2007
	Foreign	Domestic	Total	Foreign	Domestic	Total
Projected benefit obligation	$8,154	$66,808	$74,962	$11,944	$66,201	$78,145
Fair value of plan assets	4,875	34,716	39,591	7,909	45,742	53,651

Components of net periodic benefit cost—pension plans:

	2008			2007
	Foreign	Domestic	Total	Foreign	Domestic	Total
Service cost	$1,890	$925	$2,815	$1,913	$660	$2,573
Interest cost	2,617	3,812	6,429	2,295	3,629	5,924
Expected return on plan assets	(2,205)	(3,915)	(6,120)	(1,802)	(3,556)	(5,358)
Other, amortization, net	28	1,034	1,062	365	955	1,320

Net periodic benefit cost	$2,330	$1,856	$4,186	$2,771	$1,688	$4,459

	2006
	Foreign	Domestic	Total
Service cost	$2,025	$586	$2,611
Interest cost	1,920	3,575	5,495
Expected return on plan assets	(1,596)	(3,222)	(4,818)
Pension plan curtailment	(983)	—	(983)
Other, amortization, net	679	831	1,510

Net periodic benefit cost	$2,045	$1,770	$3,815

Other changes recognized in other comprehensive income:

	2008			2007
	Foreign	Domestic	Total	Foreign	Domestic	Total
Net (gain) loss arising during period	$(360)	$14,983	$14,623	$(4,289)	$578	$(3,711)
Prior service cost (credit) arising during the period	—	768	768	—	—	—
Recognition of amortizations in net periodic benefit cost
Transition (obligation) asset	199	—	199	185	—	185
Prior service (cost) credit	(34)	(61)	(95)	(32)	(13)	(45)
Actuarial gain (loss)	(193)	(973)	(1,166)	(518)	(943)	(1,461)
Effect of exchange rates on amounts included in AOCI	(836)	—	(836)	746	—	746

Total recognized in other comprehensive income	(1,224)	14,717	13,493	(3,908)	(378)	(4,286)

Total recognized in net periodic benefit cost and other comprehensive income	$1,106	$16,573	$17,679	$(1,137)	$1,310	$173

	2006
	Foreign	Domestic	Total
Total recognized in other comprehensive income	9,312	318	9,630

Total recognized in net periodic benefit cost and other comprehensive income	$11,357	$2,088	$13,445

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

Components of net periodic benefit cost—other postretirement plan:

	2008	2007	2006
Service cost	$19	$25	$15
Interest cost and other	680	539	570

Net periodic benefit cost	$699	$564	$585

Other changes recognized in other comprehensive income:

	2008	2007	2006
Net (gain) loss arising during period	$1,206	$(444)	—
Recognition of amortizations in net periodic benefit cost
Prior service (cost) credit	67	67	—
Actuarial gain (loss)	(175)	(84)	—

Total recognized in other comprehensive income	1,098	(461)	2,169

Total recognized in net periodic benefit cost and other comprehensive income	$1,797	$103	$2,754

Estimated amounts that will be amortized from accumulated other comprehensive loss over the next fiscal year:

	Pension Plans			Other Postretirement Benefits
	Foreign	Domestic	Total
Transition obligation (asset)	$(189)	$—	$(189)	$—
Actuarial (gain) loss	(21)	1,792	1,771	170
Prior service cost (credit)	32	83	115	(70)

	$(178)	$1,875	$1,697	$100

Weighted-average assumptions used to determine benefit obligations at December 31:

	Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007
U.S. Plans:
Discount rate	6.25%	5.75%	6.25%	5.75%
Rate of compensation increase	3.375%	3.375%	N/A	N/A
Foreign Plans:
Discount rate	5.83%	5.55%	N/A	N/A
Rate of compensation increase	3.92%	3.95%	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit costs for years ended December 31:

	Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007
U.S. Plans:
Discount rate	5.750%	5.500%	5.75%	5.50%
Expected long-term return on plan assets	8.500%	8.500%	N/A	N/A
Rate of compensation increase	3.375%	3.375%	N/A	N/A
Foreign Plans:
Discount rate	5.55%	4.81%	N/A	N/A
Expected long-term return on plan assets	4.68%	4.19%	N/A	N/A
Rate of compensation increase	3.95%	3.19%	N/A	N/A

The long-term rates of return on assets were selected from within the reasonable range of rates determined by (a) historical real returns for the asset classes covered by the investment policy and (b) projections of inflation over the long-term period during which benefits are payable to plan participants.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

Assumed health care cost trend rates at December 31:

	2008	2007
Health care cost trend rate for next year	9.00%	8.75%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2018	2014

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1% point Increase	1% point Decrease
Effect on total service and interest cost	$27	$(25)
Effect on postretirement benefit obligations	460	(420)

Plan Assets

The Company’s pension plan target asset allocation and the weighted-average asset allocations at December 31, 2008 and 2007 by asset category were as follows:

	Plan Assets at December 31,
	Target	2008	2007
Asset Category
U.S. Plans
Equity securities	61%	50%	60%
Debt securities	32%	37%	14%
Other	7%	13%	26%

Total	100%	100%	100%

Foreign Plans
Equity securities and other	11%	11%	15%
Debt securities	89%	89%	85%

Total	100%	100%	100%

As of December 31, 2008 and 2007, “Other” consisted principally of hedge funds (approximately 5% of plan assets) and/or cash and cash equivalents (approximately 8% and 21% of plan assets, respectively). Based upon current market conditions, temporary addendums to the investment policy were approved in May 2006 and in March 2009. These addendums allowed for a greater range of the mix between equity securities, debt securities and cash and cash equivalents around the stated long-term target allocation percentages presented in the above table. The Company is in compliance with all approved ranges of asset allocations.

The general principles guiding investment of U.S. pension assets are those embodied in the Employee Retirement Income Security Act of 1974 (ERISA). These principles include discharging the Company’s investment responsibilities for the exclusive benefit of plan participants and in accordance with the “prudent expert” standard and other ERISA rules and regulations. The Company establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. The interaction between plan assets and benefit obligations is periodically studied to assist in establishing such strategic asset allocation targets. The Company’s pension investment professionals have discretion to manage the assets within established asset allocation ranges approved by senior management of the Company.

The total value of plan assets for the Company’s pension plans is $78,148 and $91,944 as of December 31, 2008 and 2007, respectively. U.S. pension assets include Company common stock in the amounts of $165 (less than 1% of total U.S. plan assets), and $220 (less than 1% of total U.S. plan assets) at December 31, 2008 and 2007, respectively.

Cash Flows

Contributions

The Company expects to make minimum cash contributions of $12,584 to its pension plans ($9,211 Domestic, $3,373 Foreign) and $1,060 to its other postretirement benefit plan in 2009.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension Benefits			Other Postretirement
	Foreign	Domestic	Total	Benefits
2009	$1,324	$9,722	$11,046	$1,060
2010	1,409	6,908	8,317	1,070
2011	1,582	4,510	6,092	1,050
2012	1,706	4,552	6,258	1,030
2013	1,661	5,170	6,831	1,000
2014 and beyond	10,220	23,058	33,278	4,300

The Company maintains a plan under which supplemental retirement benefits are provided to certain officers. Benefits payable under the plan are based on a combination of years of service and existing postretirement benefits. Included in total pension costs are charges of $1,773, $1,297 and $1,076 in 2008, 2007 and 2006, respectively, representing the annual accrued benefits under this plan.

Defined Contribution Plan

The Company has a 401(k) plan with an employer match covering substantially all domestic employees. Effective January 1, 2006, the plan added a nonelective contribution on behalf of participants who have completed one year of service equal to 3% of the eligible participants’ compensation. Total Company contributions were $1,774, $1,634 and $1,402 for 2008, 2007 and 2006, respectively.

Note 13—Debt

Debt consisted of the following:

	December 31,
	2008	2007
Industrial development authority monthly 5.10% fixed rate demand bonds maturing 2018	$5,000	$5,000
Industrial development authority monthly 4.76% fixed rate demand bond maturing 2028	10,000	—
Credit facilities (3.55% weighted average borrowing rate at December 31, 2008)	71,469	73,848
Other debt obligations (including capital leases)	2,398	3,927

	88,867	82,775
Short-term debt	(3,140)	(2,533)
Current portion of long-term debt	(1,491)	(1,755)

	$84,236	$78,487

The long-term financing agreements require the maintenance of certain financial covenants with which the Company is in compliance. During the next five years, payments on the Company’s debt, including capital lease maturities, are due as follows: $4,631 in 2009, $612 in 2010, $46 in 2011, $68,557 in 2012, $21 in 2013 and $15,000 beyond 2013.

On August 13, 2007, Quaker and certain of its wholly owned subsidiaries entered into a second amendment to the syndicated multicurrency credit agreement with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and certain other financial institutions as lenders. The amendment increased the maximum principal amount available for revolving credit borrowings from $100,000 to $125,000, which can be increased to $175,000 at the Company’s option if lenders agree to increase their commitments and the Company satisfies certain conditions. The amendment also extended the maturity date of the credit facility from 2010 to 2012. In general, borrowings under the credit facility bear interest at either a base rate or LIBOR rate plus a margin based on the Company’s consolidated leverage ratio.

In February 2007, the Company completed a refinancing of its existing industrial development bonds to fix the interest rate on an additional $5,000 of debt. In May 2008, the Company entered into a financing agreement to issue a $10,000 Industrial Development Revenue Bond to finance the expansion of the Company’s Middletown, Ohio manufacturing facility. The bond is redeemable on May 1, 2028, and bears interest at an annual rate of 4.76%, payable monthly. Proceeds from the bond issuance are restricted, and can be used only for capital expenditures related to the expansion. Of the $10,000 received from the bond issuance, approximately $1,719 had been expended at December 31, 2008.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

The provisions of the agreements require that the Company maintain certain financial ratios and covenants, all of which the Company was in compliance with as of December 31, 2008 and 2007. Under its most restrictive covenants, the Company could have borrowed an additional $42,490 at December 31, 2008. At December 31, 2008 and 2007, the Company had approximately $71,469 and $73,848 outstanding on these credit lines at a weighted average borrowing rate of 3.55% and 5.8%, respectively. The Company has entered into interest rate swaps in order to fix a portion of its variable rate debt and mitigate the risks associated with higher interest rates. The combined notional value of the swaps was $40,000 at December 31, 2008.

As discussed in a Current Report on Form 8-K filed on February 20, 2009, the Company has amended its credit facility to provide covenant relief related to the 2008 and 2009 restructuring programs and the CEO transition costs. In addition, the amendment temporarily increases the maximum permitted leverage ratio from 3.5 to 4.0 during the period from June 30, 2009 to September 30, 2009, and to 3.75 during the period from December 31, 2009 to March 31, 2010. In February 2009, the Company also amended two Industrial Revenue Bonds totaling $15,000 to provide for the same changes in terms as the credit facility.

At December 31, 2008 and 2007, the amounts at which the Company’s debt is recorded are not materially different from their fair market value.

Note 14—Shareholders’ Equity and Stock-Based Compensation

The Company has 30,000,000 shares of common stock authorized, with a par value of $1, and 10,833,325 shares issued as of December 31, 2008.

Holders of record of the Company’s common stock for a period of less than 36 consecutive calendar months or less are entitled to 1 vote per share of common stock. Holders of record of the Company’s common stock for a period greater than 36 consecutive calendar months are entitled to 10 votes per share of common stock.

The Company is authorized to issue 10,000,000 shares of preferred stock, $1 par value, subject to approval by the Board of Directors. The Board of Directors may designate one or more series of preferred stock and the number of shares, rights, preferences, and limitations of each series. No preferred stock has been issued.

On March 6, 2000, the Company’s Board of Directors approved a new Rights Plan and declared a dividend of one new right (the “Rights”) for each outstanding share of common stock to shareholders of record on March 20, 2000.

The Rights become exercisable if a person or group acquires or announces a tender offer which would result in such person’s acquisition of 20% or more of the Company’s common stock.

Each Right, when exercisable, entitles the registered holder to purchase one one-hundredth of a share of a newly authorized Series B preferred stock at an exercise price of sixty-five dollars per share subject to certain anti-dilution adjustments. In addition, if a person or group acquires 20% or more of the outstanding shares of the Company’s common stock, without first obtaining Board of Directors’ approval, as required by the terms of the Rights Agreement, each Right will then entitle its holder (other than such person or members of any such group) to purchase, at the Right’s then current exercise price, a number of one one-hundredth shares of Series B preferred stock having a total market value of twice the Right’s exercise price.

In addition, at any time after a person acquires 20% of the outstanding shares of common stock and prior to the acquisition by such person of 50% or more of the outstanding shares of common stock, the Company may exchange the Rights (other than the Rights which have become null and void), in whole or in part, at an exchange ratio of one share of common stock or equivalent share of preferred stock, per Right.

The Board of Directors can redeem the Rights for $.01 per Right at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Company’s common stock. Until a Right is exercised, the holder thereof will have no rights as a shareholder of the Company, including without limitation, the right to vote or to receive dividends. Unless earlier redeemed or exchanged, the Rights will expire on March 20, 2010.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”). SFAS 123R requires the recognition of the fair value of stock compensation in net income. The Company elected the modified prospective method in adopting SFAS 123R. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption. In addition, the unrecognized expense of awards not yet vested at the date of adoption is recognized in net income in the periods after the date of adoption using the same valuation method (e.g. Black-Scholes) and assumptions determined under the original provisions of SFAS 123, “Accounting for Stock-Based Compensation,” as disclosed in the Company’s previous filings.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

Effective October 3, 2008, Ronald J. Naples, Chairman, retired as the Company’s Chief Executive Officer. In accordance with Mr. Naples’ Employment, Transition and Consulting Agreement, Mr. Naples’ equity-based compensation awards (both nonvested stock and stock options) had to be remeasured and vesting accelerated to coincide with the October 3, 2008 retirement date. These actions resulted in incremental equity compensation expense of approximately $2,437 ($989 for nonvested stock and $1,448 for stock options) for the year ended December 31, 2008. These incremental expenses are included in the following reconciliation to total equity-based compensation expense.

The Company recognized approximately $3,901 of share–based compensation expense and $1,365 of related tax benefits in our consolidated statement of income for the year ended December 31, 2008. The compensation expense was comprised of $1,919 related to stock options, $1,809 related to nonvested stock awards, $46 related to the Company’s Employee Stock Purchase Plan, and $127 related to the Company’s Director Stock Ownership Plan. The Company recognized approximately $1,550 of share–based compensation expense and $543 of related tax benefits in our consolidated statement of income for the year ended December 31, 2007. The compensation expense was comprised of $408 related to stock options, $980 related to nonvested stock awards, $41 related to the Company’s Employee Stock Purchase Plan, and $121 related to the Company’s Director Stock Ownership Plan. The Company recognized approximately $857 of share-based compensation expense and $300 of related tax benefits in our consolidated statement of income for the year ended December 31, 2006. The compensation expense was comprised of $224 related to stock options, $474 related to nonvested stock awards, $34 related to the Company’s Employee Stock Purchase Plan, and $125 related to the Company’s Director Stock Ownership Plan.

Approximately $91 of the amount of compensation cost recognized in 2006 for stock option awards reflects amortization relating to the remaining unvested portion of stock option awards granted prior to January 1, 2006. The estimated fair value of the options granted during prior years was calculated using a Black-Scholes model. The Black-Scholes model incorporates assumptions to value stock-based awards. The Company will continue to use the Black-Scholes option pricing model to value stock-based awards. The estimated fair value of the Company’s stock-based awards is amortized on a straight-line basis over the vesting period of the awards. The risk-free rate of interest for periods within the contractual life of the option is based on U.S. Government Securities Treasury Constant Maturities over the contractual term of the equity instrument. Expected volatility is based on the historical volatility of the Company’s stock. The Company uses historical data on exercise timing to determine the expected life assumption.

Based on our historical experience, we have assumed a forfeiture rate of 13% on the nonvested stock. Under the true-up provisions of SFAS 123R, we will record additional expense if the actual forfeiture rate is lower than we estimated, and will record a recovery of prior expense if the actual forfeiture is higher than we estimated.

The adoption of SFAS 123R had an impact of $91 due to the accrual of compensation expense on the unvested stock options for the year ended December 31, 2006.

The Company has a long-term incentive program (“LTIP”) for key employees which provides for the granting of options to purchase stock at prices not less than market value on the date of the grant. Most options become exercisable between one and three years after the date of the grant for a period of time determined by the Company not to exceed seven years from the date of grant for options issued in 1999 or later and ten years for options issued in prior years. Beginning in 1999, the LTIP program provided for common stock awards, the value of which was generally derived from Company performance over a three-year period. In the fourth quarter of 2007, the Company recorded equity-based compensation expense of $378 as it became probable that the performance condition regarding the Company’s 2005 grant would be achieved. Common stock awards issued in 2006, 2007 and 2008 under the LTIP program are subject only to time vesting over a three to five-year period. In addition, as part of the Company’s Global Annual Incentive Plan (“GAIP”), nonvested shares may be issued to key employees, which generally vest over a two to five-year period.

Stock option activity under all plans is as follows:

	2008			2007
	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)
Options outstanding at January 1,	1,033,175	21.36		1,092,420	20.69
Options granted	145,184	19.45		166,065	23.13
Options exercised	(683,982)	21.43		(183,335)	18.46
Options forfeited	(14,411)	20.81		(29,956)	23.16
Options expired	(77,462)	17.83		(12,019)	24.04

Options outstanding at December 31,	402,504	21.26	3.1	1,033,175	21.36	3.1

Options exercisable at December 31,	311,741	21.43	2.4	808,035	21.16	2.3

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

	2006
	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)
Options outstanding at January 1,	1,183,485	19.88
Options granted	120,600	19.98
Options exercised	(175,750)	14.57
Options forfeited	(2,375)	23.08
Options expired	(33,540)	21.77

Options outstanding at December 31,	1,092,420	20.69	3.2

Options exercisable at December 31,	948,010	20.65	2.8

The total intrinsic value of options exercised during 2008 was approximately $5,954. Intrinsic value is calculated as the difference between the current market price of the underlying security and the strike price of a related option. As of December 31, 2008, the total intrinsic value of options outstanding and exercisable options was $0.

A summary of the Company’s outstanding stock options at December 31, 2008 is as follows:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/2008	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/2008	Weighted Average Exercise Price
18.63 — 21.28	228,355	3.37	19.67	165,340	19.72
21.29 — 23.94	144,024	3.08	22.76	116,276	22.68
23.95 — 26.60	30,125	1.71	26.05	30,125	26.05

	402,504	3.14	21.26	311,741	21.43

As of December 31, 2008, unrecognized compensation expense related to options granted in 2006 was $9, for options granted during 2007 was $77 and for options granted in 2008 was $150.

During the second quarter of 2006, the Company granted 120,600 stock options under the Company’s LTIP plan, that are subject only to time vesting over a three-year period. The options were valued using the Black-Scholes model with the following assumptions: dividend yield of 4.1%, expected volatility of 27.1%, risk free interest rate of 5.0%, an expected term of six years, and a forfeiture rate of 3% over the remaining life of the options. Approximately $307, $209 and $133 of expense was recorded on these options during 2008, 2007 and 2006, respectively. The fair value of these awards is amortized on a straight-line basis over the awards vesting period.

During the first quarter of 2007, the Company granted 166,065 stock options under the Company’s LTIP plan subject only to time vesting over a three-year period. The options were valued using the Black-Scholes model with the following assumptions: dividend yield of 4.4%, expected volatility of 27.0%, risk free interest rate of 4.7%, an expected term of six years, and a forfeiture rate of 3% over the remaining life of the options. Approximately $660 and $199 of expense was recorded on these options during 2008 and 2007, respectively. The fair value of these awards is amortized on a straight-line basis over the vesting period of the awards.

During the first quarter of 2008, the Company granted 145,184 stock options under the Company’s LTIP plan subject only to time vesting over a three-year period. The options were valued using the Black-Scholes model with the following assumptions: dividend yield of 4.1%, expected volatility of 30.31%, risk free interest rate of 3.15%, an expected term of six years, and a forfeiture rate of 3% over the remaining life of the options. Approximately $951 of expense was recorded on these options during 2008. The fair value of these awards is amortized on a straight-line basis over the vesting period of the awards.

Under the Company’s LTIP plan, 72,110 shares were outstanding as of December 31, 2007. In the first quarter of 2008, 48,431 shares of nonvested stock were granted at a weighted average grant date fair value of $19.45. In the second quarter of 2008, 5,000 shares of nonvested stock were granted at a weighted average grant date fair value of $30.51. In addition, in the second quarter of 2008, 1,536 shares of nonvested stock were granted to Directors at a weighted average grant date fair value of $31.10. In the third quarter of 2008, 15,000 shares were granted at a weighted average grant date fair value of $27.34. During the fourth quarter of 2008, 3,264 shares of nonvested stock were granted to Directors at a weighted average grant date fair value of $29.38. As of December 31,

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

2008, 49,495 of these awards were vested, 6,055 shares were forfeited and 89,791 shares were outstanding. The fair value of the nonvested stock is based on the trading price of the Company’s common stock on the date of grant. The Company adjusts the grant date fair value for expected forfeitures based on historical experience for similar awards. As of December 31, 2008, unrecognized compensation expense related to these awards was $1,093, to be recognized over a weighted average remaining period of 2.1 years.

Under the Company’s GAIP plan, 42,500 shares of nonvested stock were granted during the second quarter of 2005 at a weighted average grant date fair value of $20.12 per share. At December 31, 2007, 27,500 shares were outstanding. Through December 31, 2008, 13,750 shares vested, 5,000 shares were forfeited and 8,750 were outstanding. As of December 31, 2008, unrecognized compensation expense related to these awards was $26 to be recognized over a weighted average remaining period of 1.0 years.

Employee Stock Purchase Plan

In 2000, the Board adopted an Employee Stock Purchase Plan (“ESPP”) whereby employees may purchase Company stock through a payroll deduction plan. Purchases are made from the plan and credited to each participant’s account at the end of each month, the “Investment Date.” The purchase price of the stock is 85% of the fair market value on the Investment Date. The plan is compensatory and the 15% discount is expensed on the Investment Date. All employees, including officers, are eligible to participate in this plan. A participant may withdraw all uninvested payment balances credited to a participant’s account at any time by giving written notice to the Committee. An employee whose stock ownership of the Company exceeds five percent of the outstanding common stock is not eligible to participate in this plan.

2003 Director Stock Ownership Plan

In March 2003, our Board of Directors approved a stock ownership plan for each member of our Board to encourage the Directors to increase their investment in the Company. The Plan was effective on the date it was approved and remains in effect for a term of ten years or until it is earlier terminated by the Board. The maximum number of shares of Common Stock which may be issued under the Plan is 75,000, subject to certain conditions that the Committee may elect to adjust the number of shares. As of December 31, 2008, the Committee has not made any elections to adjust the shares under this plan. Each Director is eligible to receive an annual retainer for services rendered as a member of the Board of Directors. Currently, each Director who owns less than 7,500 shares of Company Common Stock is required to receive 75% of the annual retainer in Common Stock and 25% of the annual retainer in cash. Each Director who owns 7,500 or more shares of Company Common Stock receives 20% of the annual retainer in Common Stock and 80% of the annual retainer in cash with the option to receive Common Stock in lieu of the cash portion of the retainer. Currently, the annual retainer is $28. During the third quarter of 2008, an immediate $10 increase to the Directors’ retainer, payable in cash, was approved. The number of shares issued in payment of the fees is calculated based on an amount equal to the average of the closing prices per share of Common Stock as reported on the composite tape of the New York Stock Exchange for the two trading days immediately preceding the retainer payment date. The retainer payment date is June 1. The Company recorded approximately $127, $121 and $125 of expense in 2008, 2007 and 2006, respectively.

Note 15—Earnings Per Share

The Company calculates earnings per share (“EPS”) in accordance with FSP EITF 03-06-1 and SFAS 128. The FSP requires nonvested stock awards with rights to non-forfeitable dividends to be included as part of the basic weighted average share calculation under the two-class method. The Company previously included such shares as part of its diluted share calculation under the treasury stock method, in accordance with SFAS 123(R) and SFAS 128. The FSP requires retrospective adjustment of prior periods presented.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

The following table summarizes EPS calculations for the years ended December 31, 2008, 2007 and 2006:

	December 31,
	2008	2007	2006
Basic Earnings per Common Share
Net income attributable to Quaker Chemical Corporation	$11,132	$15,471	$11,667
Less: income allocated to participating securities	(123)	(147)	(81)

Net income available to common shareholders	$11,009	$15,324	$11,586

Basic weighted average common shares outstanding	10,419,654	9,986,347	9,778,745

Basic earnings per common share	$1.06	$1.53	$1.18

Diluted Earnings per Common Share
Net income attributable to Quaker Chemical Corporation	$11,132	$15,471	$11,667
Less: income allocated to participating securities	(123)	(146)	(81)

Net income available to common shareholders	$11,009	$15,325	$11,586

Basic weighted average common shares outstanding	10,419,654	9,986,347	9,778,745
Effect of dilutive securities, employee stock options	67,340	81,729	47,753

Diluted weighted average common shares outstanding	10,486,994	10,068,076	9,826,498

Diluted earnings per common share	$1.05	$1.52	$1.18

The following number of stock options are not included in dilutive earnings per share since in each case the exercise price is greater than the market price: 162,183, 413,753 and 787,020 in 2008, 2007 and 2006, respectively.

Note 16—Business Segments

The Company’s reportable segments are as follows:

(1) Metalworking process chemicals—industrial process fluids for various heavy industrial and manufacturing applications.

(2) Coatings—temporary and permanent coatings for metal and concrete products and chemical milling maskants.

(3) Other chemical products—other various chemical products.

Segment data includes direct segment costs, as well as general operating costs, including depreciation, allocated to each segment based on net sales. Inter-segment transactions are immaterial.

The table below presents information about the reported segments for the years ended December 31:

	Metalworking Process Chemicals	Coatings	Other Chemical Products	Total
2008
Net sales	$540,094	$37,327	$4,220	$581,641
Operating income	61,120	8,714	91	69,925
Depreciation	9,252	639	72	9,963
Segment assets	362,676	21,217	1,546	385,439
2007
Net sales	$506,033	$36,646	$2,918	$545,597
Operating income	74,285	8,305	102	82,692
Depreciation	9,747	706	56	10,509
Segment assets	377,770	20,012	1,267	399,049
2006
Net sales	$425,777	$32,684	$1,990	$460,451
Operating income	61,944	7,818	71	69,833
Depreciation	8,458	649	40	9,147
Segment Assets	337,329	19,055	998	357,382

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

Operating income comprises revenue less related costs and expenses. Nonoperating expenses primarily consist of general corporate expenses identified as not being a cost of operation, interest expense, interest income, and license fees from non-consolidated affiliates.

A reconciliation of total segment operating income to total consolidated income before taxes for the years ended December 31, 2008, 2007 and 2006 is as follows:

	2008	2007	2006
Total operating income for reportable segments	$69,925	$82,692	$69,833
Restructuring and related charges	(2,916)	—	—
CEO transition charges	(3,505)	—	—
Environmental charges	—	(3,300)	—
Non-operating charges	(41,468)	(51,811)	(45,785)
Depreciation of corporate assets and amortization	(2,093)	(2,374)	(2,416)
Interest expense	(5,509)	(6,426)	(5,520)
Interest income	1,100	1,376	1,069
Other income, net	1,095	2,578	1,259

Consolidated income before taxes	$16,629	$22,735	$18,440

Net sales and long-lived asset information is by geographic area as of and for the years ended December 31 is as follows:

	2008	2007	2006
Net sales
North America	$239,466	$232,550	$202,979
Europe	175,741	168,982	141,444
Asia/Pacific	98,231	82,059	63,600
South America	64,998	58,538	49,281
South Africa	3,205	3,468	3,147

Consolidated	$581,641	$545,597	$460,451

	2008	2007	2006
Long-lived assets
North America	$80,328	$80,170	$79,206
Europe	39,400	40,701	36,455
Asia/Pacific	14,467	13,687	10,203
South America	16,217	20,694	16,671
South Africa	22	39	33

Consolidated	$150,434	$155,291	$142,568

Note 17—Business Acquisitions and Divestitures

In May 2007, the Company’s Q2 Technologies, (“Q2T”) joint venture acquired the oil and gas field chemical business of Frontier Research and Chemicals Company, Inc., for $527 cash. The acquisition of this business is compatible with the products provided by Q2T and represents an attractive market addition. In connection with the acquisition, $394 of intangible assets were recorded to be amortized over five years.

In the fourth quarter of 2006, the Company acquired the remaining interest in its Chinese joint venture. In accordance with the purchase agreement, payments for the acquisition occur as follows: $614 within five business days of closing, $825 one year from the closing date, $825 two years from the closing date, and $889 three years from the closing date. The Company recorded the present value of the remaining payments as debt. The Company made the first payment in the fourth quarter of 2006, the second payment in the fourth quarter of 2007 and the third payment in the fourth quarter of 2008. In addition, the Company allocated $797 to intangible assets, comprising customer lists to be amortized over ten years and a non-compete agreement to be amortized over two years. The

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

Company also recorded $230 of goodwill, which was assigned to the metalworking process chemicals segment. The following table shows the allocation of purchase price of assets and liabilities recorded at the acquisition date. The pro forma results of operations have not been provided because the effects were not material:

December 31, 2006
Current assets	$3,114
Fixed assets	237
Intangibles	797
Goodwill	230
Other non current assets	34

Total assets	4,412

Current liabilities	1,538
Current portion of long-term debt	1,393
Long-term debt	1,481

Total liabilities	4,412

Cash Paid	$—

In March 2005, the Company acquired the remaining 40% interest in its Brazilian joint venture for $6,700. In addition, annual $1,000 payments for four years will be paid subject to the former minority partners’ compliance with the terms of the purchase agreement. In connection with the acquisition, the Company allocated $1,475 to intangible assets, comprising customer lists of $600 to be amortized over 20 years and non-compete agreements of $875 to be amortized over five years. The Company also recorded $610 of goodwill, which was assigned to the metalworking process chemicals segment. The first $1,000 payment was made in March 2006, the second payment of $1,000 was made in February 2007 and the third payment of $1,000 was made in February 2008. All three payments were recorded as goodwill and assigned to the metalworking process chemicals segment.

Note 18—Goodwill and Other Intangible Assets

The Company completed its annual impairment assessment as of the end of the third quarter of 2008 and no impairment charge was warranted. The changes in carrying amount of goodwill for the years ended December 31, 2008 and 2007 are as follows:

	Metalworking Process Chemicals	Coatings	Total
Balance as of December 31, 2006	$31,471	$7,269	$38,740

Goodwill additions	1,016	—	1,016
Currency translation adjustments and other	3,221	812	4,033

Balance as of December 31, 2007	$35,708	$8,081	$43,789

Goodwill additions	1,000	—	1,000
Currency translation adjustments	(3,792)	—	(3,792)

Balance as of December 31, 2008	$32,916	$8,081	$40,997

Gross carrying amounts and accumulated amortization for definite-lived intangible assets as of December 31 are as follows:

	Gross Carrying Amount		Accumulated Amortization
	2008	2007	2008	2007
Amortized intangible assets
Customer lists and rights to sell	$8,108	$8,391	$3,815	$3,340
Trademarks and patents	1,788	1,788	1,788	1,788
Formulations and product technology	3,278	3,278	2,192	1,931
Other	3,072	3,384	2,634	2,509

Total	$16,246	$16,841	$10,429	$9,568

The Company recorded $1,177, $1,197 and $1,427 of amortization expense in 2008, 2007 and 2006, respectively. Estimated annual aggregate amortization expense for the subsequent five years is as follows:

For the year ended December 31, 2009	$1,113
For the year ended December 31, 2010	$897
For the year ended December 31, 2011	$828
For the year ended December 31, 2012	$730
For the year ended December 31, 2013	$546

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

The Company has one indefinite-lived intangible asset of $600 for trademarks.

Note 19—Other Assets

Other assets comprise:

	December 31,
	2008	2007
Restricted insurance settlement	$22,401	$18,651
Pension assets	3,133	1,684
Deferred compensation assets	1,104	5,214
Supplemental retirement income program	3,437	3,915
Uncertain tax positions	1,636	1,860
Other	2,377	2,695

Total	$34,088	$34,019

In December 2005, an inactive subsidiary of the Company reached a settlement agreement and release with one of its insurance carriers for $15,000. In accordance with the agreement, the subsidiary received $7,500 cash in December 2005 and the remaining $7,500 in December of 2006. In the first quarter of 2007, the subsidiary reached a settlement agreement and release with another one of its insurance carriers for $20,000 payable in four annual installments of $5,000, the first of which was received in the second quarter of 2007, and the second installment was received in the first quarter of 2008. Under the latest settlement and release agreement, the subsequent installments are contingent upon whether or not Federal asbestos litigation is adopted by the due date of each annual installment. If Federal asbestos legislation is so enacted, and such legislation eliminates the carrier’s obligation to make the installment payment and requires the carrier to contribute into a trust or similar vehicle as a result of the policies issued to the subsidiary, then the insurance carrier’s obligation to make the subsequent installments will be cancelled. The proceeds of both settlements are restricted and can only be used to pay claims and costs of defense associated with the subsidiary’s asbestos litigation. The proceeds of the settlement and release agreements have been deposited into interest bearing accounts which earned approximately $306 and $705 in 2008 and 2007, respectively, offset by $1,556 and $1,854 of payments in 2008 and 2007, respectively. Due to the restricted nature of the proceeds, a corresponding deferred credit was established in “Other non-current liabilities” for an equal and offsetting amount, and will remain until the restrictions lapse or the funds are exhausted via payments of claims and costs of defense. See Notes 20 and 21 of Notes to Consolidated Financial Statements.

Note 20—Other Non-Current Liabilities

	December 31,
	2008	2007
Restricted insurance settlement	$22,401	$18,651
Uncertain tax positions	11,914	11,872
Environmental reserves	1,718	2,000
Fair value of interest rate swaps	3,105	1,102
Other (primarily deferred compensation agreements)	3,532	7,398

Total	$42,670	$41,023

See also Notes 19 and 21 of Notes to Consolidated Financial Statements.

Note 21—Commitments and Contingencies

In April of 1992, the Company identified certain soil and groundwater contamination at AC Products, Inc. (“ACP”), a wholly owned subsidiary. In voluntary coordination with the Santa Ana California Regional Water Quality Board, ACP has been remediating the contamination, the principal contaminant of which is perchloroethylene (“PERC”). On or about December 18, 2004, the Orange County Water District (“OCWD”) filed a civil complaint in Superior Court, in Orange County, California against ACP and other parties potentially responsible for groundwater contamination. OCWD was seeking to recover compensatory and other damages related to the investigation and remediation of the contamination in the groundwater. Effective October 17, 2007, ACP and OCWD settled all claims related to this litigation. Pursuant to the settlement agreement with OCWD, ACP agreed to pay $2,000 in two equal payments of $1,000 (the first payment paid October 31, 2007 and the second payment paid on February 15, 2008). In addition to the $2,000 payment, ACP agreed to operate the two existing groundwater treatment systems associated with its extraction wells P-2 and P-3 so as to hydraulically contain groundwater contamination emanating from ACP’s site until such time as the concentrations of PERC are below the Federal maximum contaminant level for four consecutive quarterly sampling events. During the third quarter of 2007, the Company recognized a $3,300 charge made up of $2,000 for the settlement of the litigation, plus an increase in its reserve for its soil and water remediation program of $1,300. As of December 31, 2008, the Company believes that the range of potential-known liabilities associated with ACP contamination including the water and soil remediation program, is approximately $2,000 to $4,000, for which the Company has sufficient reserves.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

The low and high ends of the range are based on the length of operation of the two extraction wells as determined by groundwater modeling with planned higher maintenance costs in later years if a longer treatment period is required. Costs of operation include the operation and maintenance of the extraction wells, groundwater monitoring, one-time expenses to insure P-3 is hydraulically containing the PERC plume and program management. The duration of the well operation was estimated based on historical trends in concentrations in the monitoring wells within the proximity of the applicable extraction wells. Also factored into the model was the impact of water injected into the underground aquifer from a planned recharge basin adjacent to the ACP site as well as from an injection well to be installed and operated by OCWD as part of the groundwater treatment system for contaminants which are the subject of the aforementioned litigation. Based on the modeling, it is estimated that P-2 will operate for three and half years to up to five years and P-3 will operate for six years to up to nine years. Operation and maintenance costs were based on historical expenditures and estimated inflation. As mentioned above, a significantly higher maintenance expense was factored into the range if the system operates for the longer period. Also included in the reserve are anticipated expenditures to operate an on-site soil vapor extraction system.

The Company believes, although there can be no assurance regarding the outcome of other unrelated environmental matters, that it has made adequate accruals for costs associated with other environmental problems of which it is aware. Approximately $99 and $159 was accrued at December 31, 2008 and December 31, 2007, respectively, to provide for such anticipated future environmental assessments and remediation costs.

An inactive subsidiary of the Company that was acquired in 1978 sold certain products containing asbestos, primarily on an installed basis, and is among the defendants in numerous lawsuits alleging injury due to exposure to asbestos. The subsidiary discontinued operations in 1991 and has no remaining assets other than the proceeds from insurance settlements received. To date, the overwhelming majority of these claims have been disposed of without payment and there have been no adverse judgments against the subsidiary. Based on a continued analysis of the existing and anticipated future claims against this subsidiary, it is currently projected that the subsidiary’s total liability over the next 50 years for these claims is approximately $12,200 (excluding costs of defense). Although the Company has also been named as a defendant in certain of these cases, no claims have been actively pursued against the Company, and the Company has not contributed to the defense or settlement of any of these cases pursued against the subsidiary. These cases were handled by the subsidiary’s primary and excess insurers who had agreed in 1997 to pay all defense costs and be responsible for all damages assessed against the subsidiary arising out of existing and future asbestos claims up to the aggregate limits of the policies. A significant portion of this primary insurance coverage was provided by an insurer that is now insolvent, and the other primary insurers have asserted that the aggregate limits of their policies have been exhausted. The subsidiary has challenged the applicability of these limits to the claims being brought against the subsidiary. In response to this challenge, two of the three carriers entered into separate settlement and release agreements with the subsidiary in late 2005 and in the first quarter of 2007 for $15,000 and $20,000, respectively. The payments under the latest settlement and release agreement are structured to be received over a four-year period with annual installments of $5,000, the first of which was received early in the second quarter of 2007, and the second of which was received in the first quarter of 2008. The subsequent installments are contingent upon whether or not Federal asbestos legislation is adopted by the due date of each annual installment. If Federal asbestos legislation is so enacted, and such legislation eliminates the carrier’s obligation to make the installment payment and requires the carrier to contribute into a trust or similar vehicle as a result of the policies issued to the subsidiary, then the insurance carrier’s obligation to make the subsequent installments will be cancelled. The proceeds of both settlements are restricted and can only be used to pay claims and costs of defense associated with the subsidiary’s asbestos litigation. During the third quarter of 2007, the subsidiary and the remaining primary insurance carrier entered into a Claim Handling and Funding Agreement, under which the carrier will pay 27% of defense and indemnity costs incurred by or on behalf of the subsidiary in connection with asbestos bodily injury claims for a minimum of five years beginning July 1, 2007. At the end of the term of the agreement, the subsidiary may choose to again pursue its claim against this insurer regarding the application of the policy limits. The Company also believes, that if the coverage issues under the primary policies with the remaining carrier are resolved adversely to the subsidiary and all settlement proceeds were used, the subsidiary may have limited additional coverage from a state guarantee fund established following the insolvency of one of the subsidiary’s primary insurers. Nevertheless, liabilities in respect of claims may exceed the assets and coverage available to the subsidiary. See also Notes 19 and 20 of Notes to Consolidated Financial Statements.

QUAKER CHEMICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Dollars in thousands except per share amounts)

If the subsidiary’s assets and insurance coverage were to be exhausted, claimants of the subsidiary may actively pursue claims against the Company because of the parent-subsidiary relationship. Although asbestos litigation is particularly difficult to predict, especially with respect to claims that are currently not being actively pursued against the Company, the Company does not believe that such claims would have merit or that the Company would be held to have liability for any unsatisfied obligations of the subsidiary as a result of such claims. After evaluating the nature of the claims filed against the subsidiary and the small number of such claims that have resulted in any payment, the potential availability of additional insurance coverage at the subsidiary level, the additional availability of the Company’s own insurance and the Company’s strong defenses to claims that it should be held responsible for the subsidiary’s obligations because of the parent-subsidiary relationship, the Company believes it is not probable that the Company will incur any material losses. All of the asbestos cases pursued against the Company challenging the parent-subsidiary relationship are in the early stages of litigation. The Company has been successful in the past having claims naming it dismissed during initial proceedings. Since the Company may be in this early stage of litigation for some time, it is not possible to estimate additional losses or range of loss, if any.

The Company is party to other litigation which management currently believes will not have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

The Company leases certain manufacturing and office facilities and equipment under non-cancelable operating leases with various terms from one to 15 years expiring in 2019. Rent expense for 2008, 2007 and 2006 was $4,473, $4,239 and $4,475, respectively. The Company’s minimum rental commitments under non-cancelable operating leases at December 31, 2008, were approximately $4,263 in 2009, $3,224 in 2010, $2,423 in 2011, $2,207 in 2012, $1,451 in 2013, and $5,547 thereafter.

Note 22—Quarterly Results (unaudited)

The Company has retrospectively adjusted quarterly results for the adoption of FSP EITF 03-06-1.

	First	Second	Third(1)	Fourth
2008
Net sales	$147,718	$158,188	$159,506	$116,229
Gross profit	43,635	44,786	46,525	28,115
Operating income (loss)	9,131	5,753	6,622	(1,563)
Net income (loss) attributable to Quaker Chemical Corporation	5,093	4,321	4,440	(2,722)
Net income (loss) attributable to Quaker Chemical Corporation per share —basic earnings (loss) per common share	$0.50	$0.42	$0.41	$(0.26)
Net income (loss) attributable to Quaker Chemical Corporation per share —diluted earnings (loss) per diluted share	$0.50	$0.41	$0.41	$(0.26)

2007
Net sales	$124,891	$137,598	$140,715	$142,393
Gross profit	38,546	42,612	43,168	43,610
Operating income	6,627	7,203	3,266	8,111
Net income attributable to Quaker Chemical Corporation	3,537	4,151	3,160	4,623
Net income attributable to Quaker Chemical Corporation per share —basic earnings per common share	$0.35	$0.41	$0.31	$0.46
Net income attributable to Quaker Chemical Corporation per share —diluted earnings per diluted share	$0.35	$0.41	$0.31	$0.45

(1)	See Note 2 of Notes to Consolidated Financial Statements.